Exhibit 99.1

Netcapital Inc. Announces Receipt of Nasdaq Notification Regarding Delayed Annual Report on Form 10-K

BOSTON, Massachusetts — August 28, 2026 — Netcapital Inc. (Nasdaq: NCPL) (the “Company”) today announced that on August 24, 2026 it received a delinquency notification letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2026 (the “Form 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

The Notice has no immediate effect on the listing or trading of the Company’s common stock or warrants on The Nasdaq Stock Market. Under the Nasdaq Listing Rules, the Company has 60 calendar days from receipt of the Notice, or until October 23, 2026, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of up to 180 calendar days from the Form 10-K’s due date, or until February 9, 2027, for the Company to regain compliance.

The Company intends to submit a plan to regain compliance within the period required by Nasdaq and to file the Form 10-K as promptly as practicable. However, there can be no assurance that Nasdaq will accept the Company’s plan, that the Company will be able to regain compliance with Nasdaq Listing Rule 5250(c)(1), or that the Company will be able to maintain compliance with other Nasdaq continued listing requirements.

This press release is issued pursuant to, and is intended to satisfy, the public announcement requirement of Nasdaq Listing Rule 5810(b).

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc., is registered with the U.S. Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. The Company’s broker-dealer, Netcapital Securities Inc., is also registered with the SEC and is a member of FINRA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s intention to submit a plan to regain compliance with the Nasdaq Listing Rules and to file the Form 10-K, and the timing thereof. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, among others: the Company’s ability to complete its financial statements and the audit thereof; the Company’s ability to engage an independent registered public accounting firm; whether Nasdaq accepts any compliance plan submitted by the Company and grants any exception period; the outcome of the previously disclosed SEC civil action; and the Company’s liquidity and financial condition. These and other risks are described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement except as required by law.

Contact:

800-460-0815

ir@netcapital.com